99(i) Press Release re: purchase of Company's common stock dated
           September 12, 2000.

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                              Press Release

                    DIALYSIS CORPORATION OF AMERICA

                    DIALYSIS CORPORATION OF AMERICA
              ANNOUNCES PLAN TO PURCHASE ITS COMMON STOCK

Lemoyne, PA - September 12, 2000 - Dialysis Corporation of America (the "Company") (NASDAQ-DCAI) announces its intent to acquire up to approximately 300,000 of its outstanding trading shares of common stock, which float currently approximates 1,350,000 shares, at prevailing market prices. Management believes its common stock, based on current market prices, is undervalued. The repurchases will be funded from internally generated funds. However, the determination to repurchase common stock is not deemed to be a recommendation to shareholders or others to purchase or sell the common stock of the Company. The shares may be purchased from time to time in the open market, in privately negotiated transactions or in block purchases. The common stock closed on Monday, September 11, 2000 at $.88.

Dialysis Corporation of America owns and operates free standing kidney hemodialysis centers in Pennsylvania and New Jersey, providing patients with a choice of a full range of quality in-center, acute or at-home hemodialysis services. The Company plans expansion in other states, and currently has two new dialysis facilities under construction in Georgia and Ohio.

This release contains forward-looking statements that are subject to risks and uncertainties, including but not limited to certain delays beyond the Company's control with respect to future business events, the extent of acquiring shares of common stock at current market prices, regulation of dialysis operations, government rate determination for Medicare reimburse-ment, the highly competitive environment in the operation and acquisition of dialysis centers, the ability to develop additional dialysis facilities, whether patient bases of the Company's dialysis facilities can expand to provide profitability and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

CONTACT: For more information, contact Thomas K. Langbein, CEO, Dialysis Corporation of America, 777 Terrace Avenue, Hasbrouck Heights, NJ 07604. Telephone Number (201) 288-8222.